CNL Strategic Capital, LLC S-1/A

Exhibit 5.1

CLIFFORD CHANCE US LLP 31 West 52nd Street New York, NY 10019-6131 Tel +1 212 878 8000 Fax +1 212 878 8375 www.cliffordchance.com

March 1, 2018

CNL Strategic Capital, LLC

450 South Orange Avenue

Orlando, Florida 32801

Ladies and Gentlemen:

We have acted as counsel to CNL Strategic Capital, LLC (the “Company”) in connection with the offer and sale by the Company of shares of its limited liability company interests (the “Shares”), consisting of Class A Shares, Class T Shares, Class D Shares and Class I Shares, having a maximum aggregate offering price of up to $1,100,000,000, including up to $100,000,000 of Shares issuable pursuant to the Company’s Distribution Reinvestment Plan (the “DRP Plan”). The Shares are being sold pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-222986) (together with any amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such limited liability company records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have relied upon certificates of officers of the Company and public officials as in our judgment are necessary or appropriate.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that (a) the Shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus for the offering of the Shares included in the Registration Statement and, in the case of the Shares issuable under the DRP Plan, in the manner contemplated by the DRP Plan, such Shares will be legally issued, and (b) under the Delaware Limited Liability Company Act, subscribers for Shares will have no obligation to make further payments for their purchase of Shares or contributions to the Company solely by reason of their ownership of Shares, except for their obligation that may arise in the future to repay any funds wrongfully distributed to them as provided under the Delaware Limited Liability Company Act or pursuant to the Third Amended and Restated Limited Liability Company Operating Agreement of the Company.

The opinion set forth in this letter relates only to the Delaware Limited Liability Company Act. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP